Exhibit 99.1

Arcimoto Q4 Update: Our Best Quarter Yet!

The fourth quarter is in full swing here at Arcimoto, and we’ve got great news. It’s only the first of November and we are already on track for our best sales quarter in company history. With sky-high gas prices, combined with a record number of demo drives this year, the word is getting out on the FUV, which is simply one of the most fun and affordable EVs on the road today. We couldn’t be more excited as we look ahead to 2023. But first, let’s break down all the latest news.

The Deliverator Named Overall EV of the Year!

It delivers! Our favorite vehicle for local and last mile delivery, the Deliverator, has been named 2022 Overall Electric Vehicle of the Year in the annual AutoTech Breakthrough Awards. The awards program recognizes the top companies, technologies and products in the global automotive and transportation technology markets. Thank you AutoTech, we couldn’t be prouder!

We Need Your Votes!

Two votes, actually.

First, our friends at Micromobility have started a very cool new awards program, the 1st Annual Rider’s Choice Awards that celebrates innovative companies in the fastest-growing mobility ecosystem in the world. Arcimoto has been nominated under the category of Best Pod Company, and while we’re not quite sure what a pod is, we’re pretty certain we’ve got the best one. To cast your vote for Arcimoto, just CLICK HERE.

Second, if you are a shareholder, please ensure you vote before our November 11 special meeting. Check your email inbox on or around October 28 for online voting instructions. We can also accept inbound TeleVotes, toll-free, at (877-507-1756). You can review the Proxy directly from the SEC website.

Third Quarter Financial Results

Q3 was also a record-setting quarter for Arcimoto with 150 vehicles produced and 74 customer vehicles delivered, representing an approximately 80 percent increase in customer vehicles delivered compared to Q2. Please note that these are unaudited numbers and are subject to change. We'll have the official numbers when we release our third quarter financial results on Monday, November 14. Next week we’ll share login information for our investor webcast with the Management Team, currently scheduled for 2:00 p.m. PDT (5:00 p.m. EDT) on that day. We hope you will join us as we have more good news to share.

Upcoming Events and Demo Drives

On the marketing front, our goal continues to be to get as many butts in seats as possible as the first drive in an FUV is an unforgettable experience that also happens to be our biggest sales driver. To that end, we are organizing personalized demo drive appointments in California and Florida in the coming weeks. In the coming days, check your inbox for the opportunity to book a demo drive appointment. In California, we’ll be stopping at Corte Madera, Walnut Creek, San Jose, Santa Barbara, and Los Angeles. In Florida, we’ll be visiting Miami, Palm Beach, Orlando, and the Villages. Appointments are first come, first serve basis, so sign up fast!

Also, we’ll be attending CoMotion LA 2022 on November 15-17 in Los Angeles, meeting with key public and private stakeholders shaping the future of mobility. This is a great opportunity to connect with global mayors, policymakers, leading technologists, and public transport operators as we explore the changing landscape of mobility. Spoiler alert: things are changing fast! You can learn more at CoMotionLA.com.

Design Studio Upgrades

We recently relaunched the Arcimoto Design Studio, with a number of new improvements, including new limited edition, seasonal vinyl wraps that add even more fun to the FUV. Now, we’ve added the ability to save and share your designs with your friend. We’ve also added a finance calculator so you can instantly check your estimated monthly payment as you design your FUV. Head over to Design.arcimoto.com to begin building your FUV today.

Don’t forget that through the month of November, our finance partner FreedomRoad Financial will be offering a special 1.99% APR* financing for 36 months to qualified customers. Head over to Arcimoto.com/finance for a list of all our financing partners.

Driverless Technology Updates

Check out friends over at Faction who are paving the way for driverless mobility. Faction CEO Ain McKendrick recently penned an insightful post on the differences between driverless technologies and autonomous technologies. We’re big believers in the driverless future and vehicles that are smarter for the city, rightsized for your drive, and affordable for the planet.

Faction and GoCar Tours are also teaming up for driverless tourism rentals in Las Vegas. The idea is, simply, brilliant: instead of driving to a rental shop, you simply order your vehicle, which arrives at your hotel driverlessly. Then you hop in and take control and get to enjoy GoCar’s award-winning GPS-guided audio tours. Pilot trials are expected to start in 2023. The future is fun!

Thank you for supporting Arcimoto and clean transportation. Until next time, we’ll see you on the road.

Sincerely,

Team Arcimoto